Exhibit 99.1

Sharon AI Announces US$373m Five-Year AI Cloud Service Agreement

NEW YORK, August 4, 2026 – Sharon AI Holdings Inc. (NASDAQ: SHAZ) and its subsidiaries (“Sharon AI” or the “Company”), a leading Australian Neocloud, today announced that it has entered into a five-year cloud computing service agreement with a global artificial intelligence (“AI”) platform. The agreement has a total contract value of US$373 million over its five-year term.

Under the agreement, Sharon AI expects to deploy cloud computing solutions across its AI infrastructure in Australia. The Company expects revenue under the agreement to commence during the first quarter of 2027.

Following execution of this agreement, Sharon AI’s total AI Factory capacity remains at 132 megawatts (MW) but has now contracted a total of 120MW to end customers. The Company upgrades from 62,000 to 64,000 NVIDIA GPUs across its AI Factory platform by mid-2027.

The initial deployment under this agreement is expected to utilize 2,048 NVIDIA Blackwell Ultra B300 GPUs. Additional deployments may occur over the term of the agreement in accordance with customer requirements and the terms of the contract.

The agreement further supports Australia’s ambition to become a leading destination for AI infrastructure investment in the Asia-Pacific region. By deploying advanced AI compute capacity within Australia, Sharon AI is helping to expand the nation’s sovereign AI capability, enabling global AI platforms to access high-performance infrastructure while supporting the development of a broader domestic AI ecosystem.

As demand for AI infrastructure continues to accelerate, long-term customer commitments such as this contribute to investment in Australian digital infrastructure, strengthen the country’s position as a regional AI hub and create opportunities for Australian businesses, researchers and government organizations to access world-class AI compute closer to where it is needed.

James Manning, Co-founder and Chief Executive Officer of Sharon AI, said:

“This agreement represents an important milestone in the continued expansion of Sharon AI’s customer base and contracted AI infrastructure capacity. As organizations increasingly seek access to sovereign, high-performance AI compute, we remain focused on delivering scalable infrastructure that supports the evolving needs of AI platforms, enterprises and governments.

“We continue to see strong demand for AI infrastructure in Australia and across the Asia-Pacific region, and this agreement reflects our strategy of securing long-term customer commitments as we expand our AI Factory platform.”

About Sharon AI

Sharon AI (NASDAQ: SHAZ) is a leading Australian neocloud expanding access to artificial intelligence through trusted, secure and sovereign AI infrastructure. Through its AI Factory platform and colocation partners, Sharon AI enables organizations across Australia, New Zealand, and globally to confidently build, train and deploy AI at scale. For more information, visit www.sharonai.com.

Disclosure Information

Sharon AI primarily uses its Investor Relations page (https://sharonai.com/investors/) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. The Company also notes that, at times, it uses other communication mediums including, but not limited to, its X account (Sharon__ai) and/or LinkedIn account (Sharon-AI) to disseminate information about the Company and can be additional sources of information outside press releases, regulatory filings with the SEC and any other conference calls, webcasts, investor days, etc. that the company may hold.

Forward-Looking Statements

This press release may contain, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which are not historical facts, and which are not assurances of future performance. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “strategy,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions or references to future periods. Forward-looking statements in this release include specific statements regarding the intended use of proceeds. Examples of such forward-looking statements include but are not limited to express or implied statements regarding Sharon AI’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding:

●	Service and product offerings;
●	Receipt and use of proceeds;
●	The deployment of assets and expansion of network procurement;
●	Sharon AI’s ability to engage with additional potential customers;
●	Expansion of Sharon AI’s data center footprint and capacity; and
●	The strengthening of Sharon AI’s partner network.

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements include, among others, all of the risks described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the SEC and other reports subsequently filed with the SEC. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the SEC, which are available at www.sec.gov.

The forward-looking statements and other information contained in this news release are made as of the date hereof and Sharon AI does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Contacts

Media

media@sharonai.com

Investors

investors@sharonai.com